Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2006 Year End Financial Results

LOWELL, Mass—(BUSINESS WIRE)-Jan. 23, 2007-Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $9.234 million for the year ended December 31, 2006 compared to $8.414 million during the year ended December 31, 2005, an increase of 10%.  Diluted earnings per share were $1.18 for the year compared to $1.09 for 2005, an increase of 8%.  All prior period per-share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend.

Net income for the fourth quarter ended December 31, 2006 amounted to $2.545 million compared to $2.329 million for the same period in 2005, an increase of 9%.  Diluted earnings per share were $0.32 for the quarter ended December 31, 2006 compared to $0.30 for the same period in 2005, an increase of 7%.

The company’s net income growth continues to result primarily from increases in net interest income, partially offset by increases in non-interest expense.  Net interest income for the year ended December 31, 2006 amounted to $41.6 million compared to $38.1 million for the same period in 2005, an increase of 9%.  The primary driver of net interest income growth over the period was loan growth, which increased 9% since December 31, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.78% for the year ended December 31, 2006 compared to 4.82% for the same period in 2005.  From a quarterly perspective, the margin was 4.74% for the three months ended December 31, 2006 compared to 4.76% and 4.90% for the same periods ended September 30, 2006 and December 31, 2005.  The decrease in margin reflects both the flat yield curve and the highly-competitive marketplace currently in existence.

Non-interest expense amounted to $32.5 million for the year ended December 31, 2006 compared to $30.2 million for the same period in 2005, an increase of 8%, and reflected the strategic and operational costs necessary to support the company’s continued growth.  Increases were predominantly in salary and benefits, occupancy costs and advertising and public relations, partially offset by a reduction in performance-based incentive compensation.

The year-end results also include non-interest income of $6.8 million, an increase of $381 thousand or 6% over the prior year.  The growth resulted primarily from an increase of 18% in investment advisory fees and a full year of bank-owned life insurance income.  The increase in non-interest income was partially offset by a reduction in net gains (losses) on sales of investment securities, which amounted to net losses of $204 thousand for the year ended 2006 compared to net gains of $191 thousand for the same period in 2005.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $1.259 million for the year end results compared to $1.135 million in the prior year end.  Asset quality remained favorable during the year with net charge-offs of 0.05% of average total loans or $369 thousand.  The allowance for loan losses to total loans ratio was 1.70% at December 31, 2006 compared to 1.72% at December 31, 2005.

Key Financial Highlights

•                  Total loans increased 9% since December 31, 2005, amounting to $761.1 million at December 31, 2006.

•                  Total assets were $979.3 million at December 31, 2006 as compared to $918.5 million at December 31, 2005, an increase of 7%.

•                  Total deposits were $867.5 million at December 31, 2006 and $775.4 million at December 31, 2005, an increase of 12%. Included in total deposits were brokered deposits of $64.9 million and $10.0 million at those respective dates.  Deposits excluding brokered deposits increased 5% over December 31, 2005.  The company utilizes brokered deposits as an alternative funding source to Federal Home Loan Bank borrowings.

•                  Investment assets under management increased to $502.1 million at December 31, 2006 compared to $425.0 million at December 31, 2005, an increase of 18%.

•                  Total assets under management amounted to $1.503 billion at December 31, 2006 as compared to $1.366 billion at December 31, 2005, an increase of 10%.

George L. Duncan, Chairman of Enterprise Bancorp, Inc. summarized the 2006 results by stating, “The current interest rate environment and the highly-competitive marketplace continue to present a growth and earnings challenge for the banking industry.  At Enterprise, this environment has contributed to slower loan and deposit growth and continued pressure on margin from rising funding costs.  In light of these economic and industry issues, we are very pleased to report net income growth of 10% and 9% for the year end and quarter-to-date December 31 results.”

John P. Clancy, Jr., Chief Executive Officer, added, “Despite the short-term challenges of the current interest rate environment, we remain focused on investing in our future and maintain our commitment to a long-term strategy of geographic expansion, commercial loan growth, and prudent expense management, delivered by a highly-skilled management team and a well-trained, service-orientated employee base.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  The company has announced plans to file for regulatory approval to open a new branch facility in the city of Methuen, Massachusetts in late 2007.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income
Three months and year ended December 31, 2006 and 2005
(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest and dividend income:
Loans	$14,304	$11,912	$54,106	$41,083
Investment securities	1,439	1,636	5,997	6,996
Total short-term investments	151	14	408	227
Total interest and dividend income	15,894	13,562	60,511	48,306

Interest expense:
Deposits	4,845	2,498	16,866	8,212
Borrowed funds	182	503	908	815
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	5,321	3,295	18,951	10,204

Net interest income	10,573	10,267	41,560	38,102

Provision for loan losses	367	300	1,259	1,135
Net interest income after provision for loan losses	10,206	9,967	40,301	36,967

Non-interest income:
Investment advisory fees	668	584	2,662	2,262
Deposit service fees	476	429	1,757	1,671
Bank-owned life insurance	150	25	391	88
Net gains (losses) on sales of investment securities	(223)	(36)	(204)	191
Gains on sales of loans	30	51	147	246
Other income	576	589	2,063	1,977
Total non-interest income	1,677	1,642	6,816	6,435

Non-interest expense:
Salaries and employee benefits	4,205	4,792	19,169	18,326
Occupancy expenses	1,621	1,411	6,095	5,537
Audit, legal and other professional fees	602	510	1,826	1,680
Advertising and public relations	417	222	1,372	875
Supplies and postage	238	198	874	862
Investment advisory and custodial expenses	136	153	500	505
Other operating expenses	755	688	2,704	2,450
Total non-interest expense	7,974	7,974	32,540	30,235

Income before income taxes	3,909	3,635	14,577	13,167
Income tax expense	1,364	1,306	5,343	4,753

Net income	$2,545	$2,329	$9,234	$8,414

Basic earnings per share	$0.33	$0.31	$1.21	$1.13

Diluted earnings per share	$0.32	$0.30	$1.18	$1.09

Basic weighted average common shares outstanding	7,710,247	7,559,850	7,661,178	7,468,498

Diluted weighted average common shares outstanding	7,849,643	7,733,228	7,821,297	7,690,526

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(Dollars in thousands)	2006	2005

Assets
Cash and cash equivalents:
Cash and due from banks	$35,583	$32,950
Short-term investments	15,304	5,431
Total cash and cash equivalents	50,887	38,381

Investment securities at fair value	131,540	156,521
Loans, less allowance for loan losses of $12,940 and $12,050 at December 31, 2006 and 2005, respectively	748,173	687,676
Premises and equipment	16,015	11,530
Accrued interest receivable	5,464	4,888
Deferred income taxes, net	6,861	6,200
Bank-owned life insurance	12,212	3,877
Prepaid expenses and other assets	1,976	2,392
Income taxes receivable	—	748
Core deposit intangible, net of amortization	475	608
Goodwill	5,656	5,656

Total assets	$979,259	$918,477

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$867,522	$775,387
Borrowed funds	15,105	58,639
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	6,567	4,624
Income taxes payable	92	—
Accrued interest payable	2,105	1,172

Total liabilities	902,216	850,647

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 7,722,288 and 7,594,268 shares issued and outstanding at December 31, 2006 and 2005, respectively	77	76
Additional paid-in capital	25,806	24,253
Retained earnings	51,127	44,034
Accumulated other comprehensive income (loss)	33	(533)

Total stockholders’ equity	77,043	67,830

Total liabilities and stockholders’ equity	$979,259	$918,477

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the	At or for the
	year ended	year ended
	December 31,	December 31,
(Dollars in thousands, except per share data)	2006	2005
Balance Sheet Items:
Total assets	$979,259	$918,477
Loans serviced for others	21,659	22,938
Investment assets under management	502,059	424,953
Total assets under management	$1,502,977	$1,366,368

Book value per share	$9.98	$8.93
Dividends per common share (1)	$0.28	$0.24
Total capital to risk weighted assets	11.37%	11.12%
Tier 1 capital to risk weighted assets	10.08%	9.85%
Tier 1 capital to average assets	8.47%	8.04%
Allowance for loan losses to total loans	1.70%	1.72%
Non-performing loans to total loans	0.24%	0.21%

Income Statement Items:
Return on average assets	0.98%	0.97%
Return on average stockholders’ equity	12.89%	13.10%
Net interest margin (tax equivalent)	4.78%	4.82%

(1)             In 2006, the company paid four quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June.